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                                                                     EXHIBIT 4-E



                               (TRUSERV LOGO (R))

                               % PROMISSORY NOTE


FOR VALUE RECEIVED, TRUSERV CORPORATION, a Delaware Corporation (hereinafter called the "Company") HEREBY PROMISES TO PAY to the registered owner hereof, the following listed sum, being the face amount of this note, in lawful money of the United States, at the principal office of the Company. This note shall be payable in five (5) equal annual installments of principal, the first of which shall be paid on the December 31 next following the date of the note and thereafter on December 31 of each year, and shall bear interest on the
outstanding principal balance at the rate of ____________ percent (      %) per
annum, payable at the time of payment of principal installments.

The Company reserves the right and option of redeeming or prepaying this note, in whole or in part at any time or from time to time, upon the making of such total or partial principal payment together with accrued interest to the date of redemption on the portion being redeemed or prepaid. There shall be no premium payable upon such premature redemption or prepayment.

The Company shall have a LIEN on this note, and a RIGHT OF SETOFF against amounts which may be or become payable hereunder, for such indebtedness to the Company of the original holder and/or of any subsequent holder hereof as may from time to time exist. In accordance with the Company's By-Laws, if the company exercises its right of setoff, the company shall have the right to discount the note to its then current cash value which shall be the lesser of the face amount of the note or the yield to maturity of the note as discounted at a rate per annum equal to the prime rate in effect at the time of setoff at the Harris Trust and Savings Bank, Chicago, Illinois, plus two percentage points.

No transfer of this note shall be valid unless made at the office of the Company by the registered owner in person or by his/her duly authorized attorney and noted hereon, and, except in the case of transfer to banks or other lending institutions or associations, no transfer shall be made to any person other than one who, on the date of such transfer, is a stockholder of the Company.

IN WITNESS WHEREOF, TRUSERV CORPORATION has caused this note to be executed by its officers thereunto duly enabled and its corporate seal to be hereunto affixed the date of issue below.


         PRINCIPAL AMOUNT              VOID                    DOLLARS
                           __________________________________
                           REASON ISSUED - Redemption of TruServ Corporation
                                           Class B Common Stock  ($____________)

REGISTERED OWNER:          VOID

                        FINAL INSTALLMENT DATE -

                        DATE OF ISSUE -


                              TRUSERV CORPORATION
                          CHICAGO, ILLINOIS 60631-3505



FN20 - 080100R